Exhibit 10.1
EMPLOYMENT AGREEMENT BETWEEN THE COMPANY
AND THOMAS L. MONAHAN III
DATED MAY 19, 2006
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the 1st of January, 2006 (the “Effective Date”), is made and entered into on May 19, 2006 by and between The Corporate Executive Board Company (hereinafter the “Company”) and Thomas L. Monahan III (hereinafter the “Executive”).
     WHEREAS, the Company employs the Executive as its Chief Executive Officer; and
     WHEREAS, the Executive and the Company desire to memorialize the terms and conditions of the Executive’s employment with the Company in a written binding contract.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:
1. Employment
     The Company hereby agrees to employ the Executive on the terms and conditions stated herein, to perform and discharge such services and duties as are reasonably required of the Chief Executive Officer, and such other substantially similar services and duties as he may be assigned from time to time by the Company’s Board of Directors (the “Board”). The Executive agrees to accept such employment with the Company as of the Effective Date on the terms and conditions stated herein, and to devote his full business time and best efforts, energies and abilities to the Company; provided, however, that the Executive may engage in charitable, civic or community activities, manage his personal investments and, with the prior approval of the Board, serve as a director of any company that is not directly or indirectly in competition with the Company, as long as such activities or service do not materially interfere with his duties and obligations to the Company hereunder.
2. Term; Effective Date
     The term of employment of the Executive by the Company pursuant to this Agreement shall commence as of the Effective Date and, unless earlier terminated pursuant to Section 8 hereof, shall end on the second anniversary of the Effective Date; provided that the term of Executive’s employment under this Agreement shall be extended automatically for one additional year as of each anniversary of the Effective Date, unless no later than 90 days prior to any such renewal date either the Board, on behalf of the Company, or the Executive gives written notice to the other that the term of Executive’s employment under this Agreement shall not be so extended. This Agreement does not address any terms of the Executive’s employment other than as Chief Executive Officer.

3. Compensation
          (a) Base Salary
          During his employment under this Agreement, the Company shall, commencing with the Effective Date, pay the Executive a base salary at the rate of Five Hundred Fifty Thousand Dollars ($550,000.00) per annum, payable in installments in accordance with the Company’s policy governing salary payments to executive employees generally. The Board will review the Executive’s salary periodically and may, in its sole discretion, grant increases to the Executive’s salary rate.
          (b) Annual Incentive Bonus
          Each fiscal year, the Executive shall have a target annual incentive bonus opportunity of not less than 110% of the Executive’s Base Salary in effect at the beginning of such fiscal year. The actual incentive bonus payable to the Executive for any fiscal year shall be based upon criteria established and approved by the Compensation Committee and/or the Board in its sole discretion, which need not be objective performance criteria, and may be less than (including zero) or greater than the target annual incentive bonus opportunity for such fiscal year.
          (c) Additional Compensation
          Executive confirms and acknowledges that any other elements of compensation, including without limitation grants of equity-based compensation, are provided at the sole discretion of the Board of Directors and/or its compensation committee, which also shall have sole discretion to determine the terms, amount and frequency of any such other elements of compensation.
          (d) Board Service
          Unless otherwise specifically approved by the Board of Directors, the Executive shall not receive separate or additional compensation for service on the Board of Directors or for service in any other or additional capacity to the Company and/or its subsidiaries.
4. Benefits
     The Company shall provide the Executive with all of the standard benefits it provides to other executive employees who are similarly situated, as such benefits may be modified from time to time, including without limitation vacation, holidays, sick leave, group health insurance, short term and long term disability insurance, life insurance and participation in the 401(k) plan. Notwithstanding the foregoing, the Company agrees to maintain for the benefit of the Executive short term and long term disability insurance with coverage amounts at least equal to such coverage amounts maintained by the Company with respect to the Executive on the Effective Date. In addition, the Company agrees, subject to the Board’s approval, to reimburse the Executive for membership fees and other reasonable expenses incurred with respect to the Executive’s participation in professional development, community and business-related organizations.

5. Expenses
     The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, in accordance with its policies, and provided they are vouchered in a form satisfactory to the Internal Revenue Service and consistent with company policy with respect to such expenses. The Company shall pay the reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement.
6. Compliance With Other Agreements
     The Executive represents and warrants that his performance hereunder shall not conflict with any other agreements to which he is a party. He further represents and warrants that he will not use in his performance hereunder any information, material or documents of a former employer which are trade secrets or are otherwise confidential or proprietary to said employer, unless he has first obtained written authorization from such former employer for their possession or use. The Executive agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and he authorizes the Company to make known the terms of this Agreement to any person or entity.

7.	Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work Product
     The Executive and the Company’s predecessor previously entered into an Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work Product, dated August 20, 1997 (as such may be amended from time to time, the “Non-Competition Agreement”), which is hereby affirmed and incorporated herein in its entirety by this reference.
8. Termination and Termination Benefits
     If, for any reason, the Executive’s employment by the Company is terminated, the Executive immediately shall resign his position as a director of the Company. The termination of the Executive’s employment by the Company shall be governed by the following:
          (a) By the Company
               (i) Termination for Cause
               The Company may terminate the employment of the Executive for Cause at any time upon three (3) months notice to the Executive. For purposes of this Agreement, “Cause” shall mean the commission of a material act of fraud, theft or dishonesty against the Company; conviction for any felony; or willful non-performance of material duties which is not cured within sixty (60) days after receipt of written notice to the Executive from the Board of Directors; provided, however, that no action(s) or inaction(s) by the Executive will constitute Cause unless a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting of the Board at which the Executive is allowed to appear with his legal counsel. In the event of termination pursuant to this Section 8(a)(i), the Executive shall not be entitled to any further compensation or benefits from the Company except such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Non-

Competition Agreement or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).
               (ii) Termination Without Cause
               The Company, in its sole discretion, may terminate the employment of the Executive at any time without “Cause” as defined by Section 8(a)(i) or without any other cause or reason whatsoever. For purposes of this Section 8(a)(ii), a termination by the Company without cause shall include a termination upon the expiration of the term of this Agreement as the result of notice from the Board to the Executive pursuant to Section 2 above that this Agreement shall not be extended, but shall not include a termination due to death or disability (as defined in Section 8(b) below) or a termination by the Executive without Good Reason (as defined in Section 8(c)(ii) below). In the event of termination pursuant to this Section 8(a)(ii), (A) (I) the Company shall pay the Executive a lump sum payment equal to the sum of (x) 200% of one year’s base salary of the Executive at the time of such termination and (y) the Executive’s prorated (through and including the date on which the Executive’s employment terminates) target annual incentive bonus for the year in which termination occurs, (II) all of the options and stock appreciation rights granted to the Executive shall vest and immediately become exercisable and such options and stock appreciation rights shall expire ninety (90) days after such termination without Cause, (III) all restricted stock units and other equity or deferred compensation of the Executive shall vest and (IV) the Company shall provide to the Executive for a period of two years following the date on which the Executive’s employment terminates, at the same cost to the Executive as is charged to active executive employees of the Company, the same welfare benefits, including, without limitation, health, life and disability insurance coverage, provided to the Executive immediately prior to the termination of the Executive’s employment (or alternative coverage which is no less favorable to the Executive in all respects if continued coverage under the Company’s welfare benefit plans is not less possible) and (B) the Executive shall not be entitled to any further compensation or benefits from the Company except such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Non-Competition Agreement or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).
               (b) Death or Disability
               The Executive’s employment shall be terminated in the event of his death or disability. The term “disability” shall mean a serious and permanent medical incapacity or disability that precludes the Executive from performing professional work. The Company, at its option and expense, shall be entitled to retain a physician reasonably acceptable to the Executive to confirm the existence of such incapacity or disability. In the event of termination under this Section 8(b), (i) the Company shall pay the Executive a lump sum payment equal to the Executive’s prorated (through and including the date on which the Executive’s employment terminates) target annual incentive bonus for the year in which termination occurs, (ii) all of the options and stock appreciation rights granted to the Executive shall vest and immediately become exercisable and such options and stock appreciation rights shall expire ninety (90) days (twelve (12) months in the case of termination due to the Executive’s death) after such termination, (iii) all restricted stock units and other equity or deferred compensation of the Executive shall vest and (iv) neither the Executive nor his estate shall be entitled to any further compensation or benefits from the Company except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).
          (c) By the Executive
               (i) Termination for Good Reason
               The Executive may terminate his employment for Good Reason at any time upon sixty (60) days notice to the Company. For purposes of this Agreement, “Good Reason” shall mean during the period of the Executive’s employment under this Agreement, without the written consent of the Executive, (V) there is a material reduction in the Executive’s responsibility for, and authority over, the same internal functions of the Company’s business as he had prior to such reduction; provided that (I) the designation of another director as Chairman of the Board or as lead outside director shall not be deemed a reduction in authority, regardless of whether the Executive shall have previously served as Chairman of the Board, and (II) the assignment of responsibilities to an executive or other employee who reports to the Executive shall not be deemed to be a reduction in the Executive’s responsibility for or authority over any internal functions, (W) a reduction in the base salary or target annual incentive bonus opportunity of the Executive, (X) the Executive is required to relocate his place of employment to a location that is more than thirty-five (35) miles from the location of the Company’s headquarters at the Effective Date, (Y) termination by the Company without Cause of the Executive as Chief Executive Officer of the Company or (Z) a material breach of this Agreement by the Company; provided that no event enumerated in (V), (W), (X), (Y) or (Z) shall be deemed to be a basis for Executive’s termination for Good Reason unless, within 60 days of the occurrence of the event enumerated in (V), (W), (X), (Y) or (Z), the Executive delivers written notice to the Company stating that the Executive believes that a basis for termination for Good Reason exists and specifying the event that the Executive considers to constitute the basis for termination for Good Reason, and the Company shall not have remedied or cured such event within 60 days of receipt of such notice. In the event of termination pursuant to this Section 8(c)(i), (A) (I) the Company shall pay the Executive a lump sum payment equal to the sum of (x) 200% of one year’s base salary of the Executive at the time of such termination and (y) the Executive’s prorated (through and including the date on which the Executive’s employment terminates) target annual incentive bonus for the year in which termination occurs, (II) all of the options and stock appreciation rights granted to the Executive shall vest and immediately become exercisable and such options and stock appreciation rights shall expire ninety (90) days after such termination for Good Reason, (III) all restricted stock units and other equity or deferred compensation previously granted to the Executive that by its terms is scheduled to vest within twelve months of the date on which Executive’s employment terminates shall immediately vest and, except as provided in clause (B) of this sentence, all other unvested restricted stock units and other equity or deferred compensation shall immediately expire, and (IV) the Company shall provide to the Executive for a period of two years following the date on which the Executive’s employment terminates, at the same cost to the Executive as is charged to active executive employees of the Company, the same welfare benefits, including, without limitation, health, life and disability insurance coverage, provided to the Executive immediately prior to the termination of the Executive’s employment (or alternative coverage which is no less favorable to the Executive in all respects if continued coverage under the Company’s welfare benefit plans is not less possible) and (B) the Executive shall not be entitled to any further compensation or benefits from the Company except such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Non-Competition Agreement or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).
               (ii) Termination Without Good Reason
               The Executive may voluntarily terminate his employment without Good Reason at any time upon six (6) months’ written notice to the Company. A voluntary termination by the Executive shall not include a termination of employment due to death or disability (as defined in Section 8(b) above). In the event of such voluntary termination by the Executive, the Company may at any time prior to the expiration of the notice period relieve him of his duties and pay him his salary in lieu of notice for the remainder of said notice period. In the event of termination pursuant to this Section 8(c)(ii), the Executive shall not be entitled to any compensation or benefits from the Company except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Non-Competition Agreement or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).
               (d) Change of Control
               In the event of a Change of Control (as defined in Section 10), the Executive may at any time until the first anniversary of the date that the Change of Control transaction is actually consummated voluntarily terminate his employment hereunder for any reason or no reason upon thirty (30) days’ written notice to the Company. In the event of termination pursuant to this Section 8(d), (A) (I) the Company shall pay the Executive a lump sum payment equal to the sum of (x) 200% of one year’s base salary of the Executive at the time of such termination and (y) the Executive’s prorated (through and including the date on which the Executive’s employment terminates) target annual incentive bonus for the year in which termination occurs, (II) all of the options and stock appreciation rights granted to the Executive shall vest and immediately become exercisable and such options and stock appreciation rights shall expire ninety (90) days after such termination, (III) all restricted stock units and other equity or deferred compensation previously granted to the Executive that by its terms is scheduled to vest within twelve months of the date on which Executive’s employment terminates shall immediately vest and, except as provided in clause (B) of this sentence, all other unvested restricted stock units and other equity or deferred compensation shall immediately expire, and (IV) the Company shall provide to the Executive for a period of two years following the date on which the Executive’s employment terminates, at the same cost to the Executive as is charged to active executive employees of the Company, the same welfare benefits, including, without limitation, health, life and disability insurance coverage, provided to the Executive immediately prior to the termination of the Executive’s employment (or alternative coverage which is no less favorable to the Executive in all respects if continued coverage under the Company’s welfare benefit plans is not less possible) and (B) the Executive shall not be entitled to any further compensation or benefits from the Company except such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Non-Competition Agreement or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive)
9. Additional Payments
               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would, after taking into account the operation of Section 11 below, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
               (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm selected by the Company and approved by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.

In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
               (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim;
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
               (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
10. Definition of Certain Terms
     For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below.
          (a) “Change of Control” means any of the following:
               (i) the “acquisition” by a “person” or “group” (as those terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder), other than by Permitted Holders (as defined in Section 9(b)), of beneficial ownership (as defined in Exchange Act Rule 13d-3) directly or indirectly, of any securities of the Company or any successor of the Company immediately after which such person or group owns securities representing 50% or more of the combined voting power of the Company or any successor of the Company; or
               (ii) within any 12-month period, the individuals who were directors of the Company as of December 31, 2005 (the “Incumbent Directors”) ceasing for any reason other than death or disability to constitute at least a majority of the Board of Directors, provided that any director who was not a director as of December 31, 2005 shall be deemed to be an Incumbent Director if such director was appointed or elected to the Board of Directors by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director; or
               (iii) approval by the stockholders of the Company of any merger, consolidation or reorganization involving the Company, unless either (A) the stockholders of the

Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 60% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership in the Company immediately before such merger, consolidation or reorganization, or (B) the stockholders of the Company immediately after such merger, consolidation or reorganization are Permitted Holders; or
               (iv) approval by the stockholders of the Company of a transfer of 50% or more of the assets of the Company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the Company’s revenues or income, unless the person to which such transfer is made is either (A) a Subsidiary of the Company, (B) wholly owned by all of the stockholders of the Company, or (C) wholly owned by Permitted Holders; or
               (v) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          (b) “Permitted Holders” means:
               (i) the Company,
               (ii) any Subsidiary,
               (iii) any employee benefit plan of the Company or any Subsidiary, and
               (iv) any group which includes or any person who is wholly or partially owned by a majority of the individuals who immediately prior to such acquisition of securities or stockholder approval specified under Section 9(a)(i), 9(a)(iii) or 9(a)(iv) are executive officers (as defined in Exchange Act Rule 3b-7) of the Company or any successor of the Company; provided that immediately prior to and for six months following such acquisition of securities or stockholder approval such executive officers of the Company are beneficial owners (as defined in Exchange Act Rule 16a-1(a)(2)) of the common stock of the Company or any successor of the Company; and provided further that such executive officers’ employment is not terminated by the Company or any successor of the Company (other than as a result of death or disability) during the six months following such acquisition of securities or stockholder approval. A Change of Control shall be deemed to have occurred on any date within six months following an acquisition of securities or stockholder approval under Section 9(a)(i), 9(a)(iii) or 9(a)(iv) on which any of the conditions set forth in this clause (iv) cease to be satisfied.
          (c) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such corporation.
          (d) “Headquarters Jurisdiction” means the District of Columbia from the Effective Date until the date that the principal executive offices are relocated to Rosslyn, Virginia, and thereafter means the Commonwealth of Virginia.
11. Delay of Payments
     In the event that any payment or distribution to be made to the Executive upon termination of the Executive’s employment hereunder is determined to constitute “deferred compensation” subject to Section 409A of the Code, and the Executive is determined to be a “specified employee” (as defined in Section 409A of the Code), such payment or distribution shall not be made before the date which is six months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death).
12. Arbitration
     The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Employment Agreement (excluding enforcement by the Company of its rights under the Non-Competition Agreement) that is not amicably settled shall be resolved by arbitration, as follows:
          (a) An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected party(ies). Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the Headquarters Jurisdiction for an order appointing arbitrators qualified as set forth below.
          (b) Any such arbitration shall be heard in the Headquarters Jurisdiction, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, an arbitrator shall be selected in the first instance by those members of the Board of Directors who are neither members of the Compensation Committee of the Board of Directors nor employees of the Company. If there are no such members of the Board of Directors, an arbitrator shall be selected by the Board of Directors. Executive may request that additional arbitrators be appointed, which arbitrator(s) shall be named by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of any additional arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Any arbitrator shall be an individual who is an attorney licensed to practice law in the Headquarters Jurisdiction. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of an arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator(s) pursuant to the then-current employment dispute resolution rules of the American Arbitration Association.
          (c) All attorneys’ fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys’ fees as they deem appropriate under the circumstances; provided, however, that, notwithstanding the foregoing, if any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall advance to the Executive, on a current basis, all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published under “Money Rates” in The Wall Street Journal from time to time plus 300 basis points, but in no event higher than the maximum legal rate permissible under applicable law (the “Interest Rate”), such interest to accrue from the date the Company receives the Executive’s written statement for such fees and expenses through the date of payment thereof; provided, further, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive’s claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 12(c), but in no event shall the Executive be required to reimburse the Company for the Company’s attorneys’ fees and costs. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.
          (d) The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.
          (e) It is intended that controversies or claims submitted to arbitration under this Section 12 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or regulation, including the federal securities laws and the regulations thereunder, in response to legal process or in connection with such arbitration.
13. Non-Waiver
     It is understood and agreed that one party’s failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party’s right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.
14. Severability
     In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and this Agreement shall be construed to give full effect to the remaining provisions thereof.
15. Governing Law
     This Agreement shall be interpreted, construed and governed according to the laws of the Headquarters Jurisdiction, without regard to the principle of conflicts of laws thereof.
16. Headings and Captions
     The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.
17. Survival
     This Agreement shall survive and continue in full force and effect in accordance with its terms until all obligations hereunder have been satisfied in full. The provisions of the Non-

Competition Agreement and the Stock Option Agreement (and any agreements incorporated therein by reference) shall survive the termination and/or expiration of this Agreement.
18. Entire Agreement
     This Agreement, including the agreements expressly incorporated by reference herein (and any agreements incorporated therein by reference), contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by both the Executive and the Company.
19. Assignability
     Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns. The Company agrees that concurrently with any merger, consolidation, or transfer of all or substantially all material Company assets, it will cause any surviving or resulting corporation or transferee to unconditionally assume all of the obligations of the Company under this Agreement.
20. Notices
     All notices required or permitted hereunder shall be in writing and shall be deemed properly given when (a) delivered personally or sent by overnight courier to the address of the other party hereto pursuant to this Section 19 or (b) sent by facsimile, with a confirmatory copy delivered by overnight courier to the address of the other party hereto pursuant to this Section 19. Any such notice or communication shall be addressed: (a) if to the Company, to Chairman of the Board, The Corporate Executive Board Company, 2000 Pennsylvania Avenue, N.W., Washington, D.C. 20006; or (b) if to the Executive, to his last known home address on file with the Company; or to such other address as the parties shall have furnished to one another in writing.
21. Counterparts
     This Agreement may be executed in two or more counterparts all of which shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the Effective Date.

The Corporate Executive Board Company
By:	/s/ James C. Edgemond
Name:	James C. Edgemond
Title:	Treasurer and Secretary

By:	/s/ Thomas L. Monahan III
Name:	Thomas L. Monahan III
Title:	Chief Executive Officer